Rule 424(b)(3)
                                            File Nos. 333-66467 and 333-66467-01


PRICING SUPPLEMENT NO. 4 DATED January 6, 1999
(To Prospectus Dated November 10, 1998, as Supplemented November 10, 1998)

                     COUNTRYWIDE HOME LOANS, INC.
                      MEDIUM-TERM NOTES, SERIES H

                     UNCONDITIONALLY GUARANTEED BY
                  COUNTRYWIDE CREDIT INDUSTRIES, INC.
                           FIXED RATE NOTES
                           ----------------


Trade Date:             January 6, 1999      Book Entry: |X|
Issue Price:            100%                 Certificated: |_|
Original Issue Date:    January 11, 1999     Principal Amount:    $ 155,000,000
Stated Maturity Date:   January 11, 2000     Net Proceeds:        $ 154,922,500
Interest Rate:          5.195%               Specified Currency:   U.S. Dollars

Exchange Rate Agent:    N/A

Agent:                  Merrill Lynch & Co.

Minimum Denomination:   $1,000
Interest Payment Dates: January 11 and July 11, commencing July 11, 1999
Record Dates:           December 27 and June 26

Redemption:                                 Repayment:

Check box opposite applicable paragraph:    Check box opposite applicable
                                              paragraph:
|X| The Notes cannot be redeemed prior to   |X| The Notes cannot be repaid prior
  maturity.                                   to maturity.
| | The Notes may be redeemed prior to      |_| The Notes may be repaid prior to
  maturity.                                   maturity.
Initial Redemption Date:                    Optional Repayment Dates:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction,
  if any:

Additional/Other Terms:

                            --------------

     The Notes to which this Pricing Supplement relates will be unsecured and unsubordinated indebtedness of CHL and will rank equally with CHL's other unsecured and unsubordinated indebtedness. As of August 31, 1998, the Guarantor did not have any secured indebtedness outstanding and CHL had $77,323,000 aggregate principal amount of secured indebtedness outstanding.
As of that date, CHL had $7,704,397,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with CHL's other unsecured and unsubordinated indebtedness and will rank equally with the Notes to which this Pricing Supplement relates.